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Mark L. Winget
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                                        WITH OFFICES IN CHICAGO, NEW YORK CITY,
                                        AND LIVINGSTON, NEW JERSEY


                                        March 22, 2002





VIA EDGAR FILING

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  ABN AMRO Funds - CIK No.0000912036
          Request for Withdrawal of Amendment to Registration Statement on Form N-1A; File No.033-68666

Ladies and Gentleman

     On March 20, 2002 the Registrant filed a registration statement on Form N-1A (ACCESSION NUMBER: 0000950137-02-001394) pursuant to Rule 485(b). The Registrant intended to file the Form N-1A pursuant to Rule 485(a)(1).

     The Registrant requests a withdrawal of the amendment (ACCESSION NUMBER:
0000950137-02-001394) pursuant to Rule 477(a) under the Securities Act of 1933.

                                        Sincerely,



                                        /s/ Gerald F. Dillenburg
                                        Gerald F. Dillenburg
                                        Senior Vice President, Secretary and
                                        Treasurer

cc:  Cathy G. O'Kelly
     Kenneth C. Anderson